Exhibit 99.1

News Release

WINNEBAGO INDUSTRIES REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2023 RESULTS
-- Resilient Adjusted EBITDA Margins Across All Segments in Fiscal 2023 Despite Challenging Market Conditions --
-- Strong Cash Flow from Operations in Q4 of $138.1 Million --
-- Demonstrated Balance Sheet Strength by Returning $83.2 Million to Shareholders in Fiscal 2023 Through Share Repurchases and Dividends, including Over $38 Million in Q4 --

EDEN PRAIRIE, MINNESOTA, October 18, 2023 -- Winnebago Industries, Inc. (NYSE: WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the Company's fourth quarter and full year Fiscal 2023.

Fourth Quarter Fiscal 2023 Results
Revenues for the Fiscal 2023 fourth quarter ended August 26, 2023, were $771.0 million, a decrease of 34.6% compared to $1.2 billion for the Fiscal 2022 period, driven by lower unit sales related to current market conditions and dealer efforts to reduce inventories, and higher discounts and allowances compared to prior year, partially offset by carryover price increases. Gross profit was $127.5 million, a decrease of 39.4% compared to $210.4 million for the Fiscal 2022 period. Gross profit margin decreased 130 basis points in the quarter to 16.5%, as a result of volume deleverage and higher discounts and allowances compared to prior year. Operating income was $57.5 million for the quarter, a decrease of 53.4% compared to $123.6 million for the fourth quarter of last year. Fiscal 2023 fourth quarter net income was $43.8 million, a decrease of 47.0% compared to $82.6 million in the prior year quarter. Reported earnings per diluted share was $1.28, compared to reported earnings per diluted share of $2.61 in the same period last year. Adjusted earnings per diluted share was $1.59, a decrease of 47.4% compared to Adjusted earnings per diluted share of $3.02 in the same period last year. Consolidated Adjusted EBITDA was $72.9 million for the quarter, compared to $139.2 million last year, a decrease of 47.6%.

President and Chief Executive Officer Michael Happe commented, “While the consumer market continues to be challenged and our fourth quarter results reflect a stubborn retail environment, we continued to see the benefits of our diversified portfolio on our results for the fiscal year. Our team has remained intently focused on rationalizing inventory levels, optimizing our supply chain, and appropriately managing capacity, output, and cost in a strategic manner. Those efforts, combined with disciplined capital allocation, have enabled us to drive sustained profitability in our consolidated results supported by our diverse portfolio of premium brands, allowing us to continue investing in our growth initiatives and return meaningful value to our shareholders. A significant highlight of Fiscal 2023 was completing the acquisition of Lithionics Battery which has bolstered our onboard battery solutions offering, energized our electrical supply ecosystem, and positioned Winnebago Industries as a leader in electrification. Our continued focus on strategically investing in our business, new products and innovation reflects the confidence we have in our ability to drive growth and expand market share by providing our customers with more diverse and exciting options. As always, I want to thank our 6,250+ Winnebago Industries employees for their continued hard work and dedication in a challenging and dynamic environment.”

Full Year Fiscal 2023 Results
Fiscal 2023 revenues of $3.5 billion decreased 29.6% from $5.0 billion in Fiscal 2022 primarily due to lower unit sales related to retail market conditions and higher discounts and allowances compared to prior year, partially offset by carryover price increases. Gross profit margin of 16.8% decreased 190 basis points year-over-year driven primarily by volume deleverage and higher discounts and allowances compared to prior year. Operating income was $300.7 million for Fiscal 2023 compared to $583.5 million in Fiscal 2022. Net income was $215.9 million compared to $390.6 million in the prior year. Earnings per diluted share was $6.23 compared to earnings per diluted share of $11.84 in Fiscal 2022. Adjusted earnings per diluted share was $7.67 compared to Adjusted earnings per diluted share of $13.81 in the same period last year. Consolidated Adjusted EBITDA was $354.7 million compared to $648.9 million in Fiscal 2022.

Towable RV Fourth Quarter and Full Year Fiscal 2023 Results
Revenues for the Towable RV segment were $341.4 million for the fourth quarter Fiscal 2023, down 30.9% from the prior year, primarily driven by a decline in unit volume associated with retail market conditions and a cautious dealer network, as well as higher levels of discounts and allowances compared to prior year. Segment Adjusted EBITDA was $42.7 million, down 19.7% from the prior year period. Adjusted EBITDA margin of 12.5% increased 170 basis points from the prior year reflecting cost reduction efforts and favorable warranty experience partially offset by volume deleverage and higher levels of discounting and allowances. Backlog decreased to $208.1 million, down 63.9% from the prior year due to continued softness in retail conditions and a cautious dealer network.

For the full year Fiscal 2023, revenues for the Towable RV segment were $1.4 billion, down 45.5% from Fiscal 2022 driven by a decline in unit volume associated with retail market conditions, a reduction in dealer inventories, and higher levels of discounts and allowances compared to prior year, partially offset by carryover price increases. Segment Adjusted EBITDA for the full year was $172.1 million, down 55.1% year-over-year. Adjusted EBITDA margin of 12.2% decreased 260 basis points for the full year from Fiscal 2022, primarily due to volume deleverage and higher discounts and allowances, partially offset by successful cost reduction initiatives and favorable warranty experience.

Motorhome RV Fourth Quarter and Full Year Fiscal 2023 Results
Revenues for the Motorhome RV segment were $317.7 million for the fourth quarter, down 42.8% from the prior year, driven by a decline in unit volume associated with retail market conditions and higher levels of discounts and allowances compared to prior year, partially offset by price increases related to higher chassis costs. Segment Adjusted EBITDA was $22.4 million, a decrease of 71.1% from the prior year. Adjusted EBITDA margin of 7.0% decreased 690 basis points from the prior year and 20 basis points sequentially, primarily driven by volume deleverage, higher discounts and allowances, and operational efficiency challenges. Backlog decreased to $688.6 million, down 59.2% from the prior year, driven by continued softness in retail conditions and a cautious dealer network.

For the full year Fiscal 2023, revenues for the Motorhome RV segment were $1.6 billion, down 18.4% from Fiscal 2022 driven by unit volume declines associated with retail market conditions and higher levels of discounts and allowances compared to prior year, partially offset by price increases related to higher chassis costs. Segment Adjusted EBITDA for the full year was $142.0 million, down 40.3% from Fiscal 2022. Adjusted EBITDA margin of 9.1% was down 340 basis points for the full year over Fiscal 2022, due to volume deleverage, higher discounts and allowances, and operational efficiency challenges.

Marine Fourth Quarter and Full Year Fiscal 2023 Results
Revenues for the Marine segment were $96.4 million for the fourth quarter, down 21.0% from the prior year, driven by lower unit sales related to current market conditions and higher discounts and allowances, partially offset by price increases. Segment

Adjusted EBITDA was $10.3 million, a decrease of $7.3 million from the prior year. Adjusted EBITDA margin of 10.6% decreased 370 basis points from the prior year due to volume deleverage and higher levels of discounting and allowances. Backlog for the Marine segment decreased to $194.7 million, down 38.1% from the prior year primarily driven by cautious dealer sentiment related to rising inventory levels.

For the full year Fiscal 2023, revenues for the Marine segment were $469.7 million, up 10.5% from Fiscal 2022 primarily driven by price increases, partially offset by higher discounts and allowances. Segment Adjusted EBITDA for the full year was $60.5 million, down 0.6% from Fiscal 2022. Full year Adjusted EBITDA margin was 12.9% for Fiscal 2023, down 140 basis points for the full year from Fiscal 2022 due to higher discounts and allowances compared to the prior year.

Balance Sheet and Cash Flow
As of August 26, 2023, the Company had total outstanding debt of $592.4 million ($600.0 million of debt, net of debt issuance costs of $7.6 million) and working capital of $600.7 million. Cash flow from operations was $294.5 million in Fiscal 2023, a decrease of $106.1 million compared to $400.6 million last year, driven by lower profitability adjusted for non-cash items, partially offset by net favorable changes in operating assets and liabilities. The Company generated strong free cash flow of $211.3 million in Fiscal 2023, including $122.9 million in the fourth quarter of Fiscal 2023.

Quarterly Cash Dividend and Share Repurchases
On August 16, 2023, the Company’s Board of Directors approved a quarterly cash dividend of $0.31 per share payable on September 27, 2023, to common stockholders of record at the close of business on September 13, 2023. This represents a 15%, or $0.04 per share, increase from the previous quarter. Additionally, in the fourth quarter Winnebago Industries executed share repurchases of $30 million.

Mr. Happe continued, “Looking ahead, our focus remains steadfast on preserving profitability and reinforcing our RV and Marine market share positions. Concurrently, we are committed to further investing in the long-term vitality of our outdoor recreation enterprise, while driving quality and innovation across our broad brand portfolio. Continued collaboration with our dealer partners, in support of maintaining the optimal product mix will remain a top priority as well. We are particularly excited about our latest product releases, especially those introductions in our Towable RV segment - the Winnebago brand Access and M-class, along with the Grand Design Reflection 100 and Influence models. These offerings exemplify the type of innovative new features that our discerning customers have grown accustomed to from our premium brands, while also addressing important concerns around affordability. As we enter Fiscal 2024, we expect the continued pressure of current retail market dynamics, coupled with dealer selectiveness to take on additional inventory amidst retail challenges, through the first half of the Fiscal year. However, we anticipate that as inventory levels further normalize and consumer demand stabilizes, dealers will exhibit a growing willingness to rebuild inventories and bring in additional models as we enter the back half of Fiscal 2024.”

Conference Call
Winnebago Industries, Inc. will discuss fourth quarter and full year Fiscal 2023 earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor lifestyle products under the Winnebago, Grand Design, Chris-Craft, Newmar and Barletta brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds high-quality motorhomes, travel trailers, fifth-wheel products, outboard and sterndrive powerboats, pontoons, and commercial community outreach vehicles. Committed to advancing sustainable innovation and leveraging vertical integration in key component areas, Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota and Florida. The Company’s common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to general economic uncertainty in key markets and a worsening of domestic and global economic conditions or low levels of economic growth; availability of financing for RV and marine dealers; competition and new product introductions by competitors; ability to innovate and commercialize new products; ability to manage our inventory to meet demand; risk related to cyclicality and seasonality of our business; risk related to independent dealers; risk related to dealer consolidation or the loss of a significant dealer; significant increase in repurchase obligations; ability to retain relationships with our suppliers and obtain components; business or production disruptions; inadequate management of dealer inventory levels; increased material and component costs, including availability and price of fuel and other raw materials; ability to integrate mergers and acquisitions; ability to attract and retain qualified personnel and changes in market compensation rates; exposure to warranty claims; ability to protect our information technology systems from data security, cyberattacks, and network disruption risks and the ability to successfully upgrade and evolve our information technology systems; ability to retain brand reputation and related exposure to product liability claims; governmental regulation, including for climate change; increased attention to environmental, social, and governance ("ESG") matters, and our ability to meet our commitments; impairment of goodwill and trade names; and risks related to our Convertible and Senior Secured Notes including our ability to satisfy our obligations under these notes. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contacts
Investors: Ray Posadas
ir@winnebagoind.com

Media: Dan Sullivan
media@winnebagoind.com

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income
(Unaudited and subject to reclassification)

	Three Months Ended
(in millions, except percent and per share data)	August 26, 2023		August 27, 2022
Net revenues	$771.0	100.0%	$1,179.1	100.0%
Cost of goods sold	643.5	83.5%	968.7	82.2%
Gross profit	127.5	16.5%	210.4	17.8%
Selling, general, and administrative expenses	64.3	8.3%	81.6	6.9%
Amortization	5.7	0.7%	5.2	0.4%
Total operating expenses	70.0	9.1%	86.8	7.4%
Operating income	57.5	7.5%	123.6	10.5%
Interest expense, net	4.1	0.5%	10.2	0.9%
Non-operating (income) loss	(1.3)	(0.2)%	2.9	0.2%
Income before income taxes	54.7	7.1%	110.5	9.4%
Provision for income taxes	10.9	1.4%	27.9	2.4%
Net income	$43.8	5.7%	$82.6	7.0%

Earnings per common share:
Basic	$1.46		$2.66
Diluted	$1.28		$2.61
Weighted average common shares outstanding:
Basic	30.0		31.1
Diluted	35.1		31.6

	Year Ended
(in millions, except percent and per share data)	August 26, 2023		August 27, 2022
Net revenues	$3,490.7	100.0%	$4,957.7	100.0%
Cost of goods sold	2,904.6	83.2%	4,028.4	81.3%
Gross profit	586.1	16.8%	929.3	18.7%
Selling, general, and administrative expenses	267.7	7.7%	316.4	6.4%
Amortization	17.7	0.5%	29.4	0.6%
Total operating expenses	285.4	8.2%	345.8	7.0%
Operating income	300.7	8.6%	583.5	11.8%
Interest expense, net	20.5	0.6%	41.3	0.8%
Non-operating loss	1.0	—%	27.5	0.6%
Income before income taxes	279.2	8.0%	514.7	10.4%
Provision for income taxes	63.3	1.8%	124.1	2.5%
Net income	$215.9	6.2%	$390.6	7.9%

Earnings per common share:
Basic	$7.12		$12.03
Diluted	$6.23		$11.84
Weighted average common shares outstanding:
Basic	30.3		32.5
Diluted	35.4		33.0

Amounts in tables are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
In addition, percentages may not add in total due to rounding.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and subject to reclassification)

(in millions)	August 26, 2023	August 27, 2022
Assets
Current assets
Cash and cash equivalents	$309.9	$282.2
Receivables, net	178.5	254.1
Inventories, net	470.6	525.8
Prepaid expenses and other current assets	37.7	31.7
Total current assets	996.7	1,093.8
Property, plant, and equipment, net	327.3	276.2
Goodwill	514.5	484.2
Other intangible assets, net	502.0	472.4
Investment in life insurance	29.3	28.6
Operating lease assets	42.6	41.1
Other long-term assets	20.0	20.4
Total assets	$2,432.4	$2,416.7

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$146.9	$217.5
Income taxes payable	—	0.7
Accrued expenses	249.1	303.9
Total current liabilities	396.0	522.1
Long-term debt, net	592.4	545.9
Deferred income tax liabilities, net	11.7	6.1
Unrecognized tax benefits	6.1	5.7
Long-term operating lease liabilities	42.0	40.4
Deferred compensation benefits, net of current portion	7.9	8.1
Other long-term liabilities	8.2	25.4
Total liabilities	1,064.3	1,153.7
Shareholders' equity	1,368.1	1,263.0
Total liabilities and shareholders' equity	$2,432.4	$2,416.7

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and subject to reclassification)

	Year Ended
(in millions)	August 26, 2023	August 27, 2022
Operating activities
Net income	$215.9	$390.6
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	29.2	24.2
Amortization	17.7	29.4
Non-cash interest expense, net	—	15.1
Amortization of debt issuance costs	3.1	2.5
Last in, first-out expense	0.5	8.4
Stock-based compensation	10.9	17.1
Deferred income taxes	16.3	(6.7)
Deferred compensation expense	0.7	0.5
Contingent consideration fair value adjustment	0.6	29.4
Payments of earnout liability above acquisition-date fair value	(13.3)	—
Other, net	0.8	1.9
Change in operating assets and liabilities, net of assets and liabilities acquired
Receivables, net	76.7	1.9
Inventories, net	63.8	(171.3)
Prepaid expenses and other assets	9.7	1.2
Accounts payable	(67.5)	27.2
Income taxes and unrecognized tax benefits	(8.9)	(7.4)
Accrued expenses and other liabilities	(61.7)	36.6
Net cash provided by operating activities	294.5	400.6

Investing activities
Purchases of property, plant, and equipment	(83.2)	(88.0)
Acquisition of business, net of cash acquired	(87.5)	(228.2)
Proceeds from the sale of property, plant, and equipment	0.4	0.2
Other, net	0.3	0.3
Net cash used in investing activities	(170.0)	(315.7)

Financing activities
Borrowings on long-term debt	3,718.0	4,735.6
Repayments on long-term debt	(3,718.0)	(4,735.6)
Payments of cash dividends	(33.2)	(23.8)
Payments for repurchases of common stock	(55.1)	(214.3)
Payments of earnout liability up to acquisition-date fair value	(8.7)	—
Payments of debt issuance costs	—	(1.2)
Other, net	0.2	2.0
Net cash used in financing activities	(96.8)	(237.3)

Net increase/(decrease) in cash and cash equivalents	27.7	(152.4)
Cash and cash equivalents at beginning of period	282.2	434.6
Cash and cash equivalents at end of period	$309.9	$282.2

Supplemental Disclosures
Income taxes paid, net	$57.8	$139.7
Interest paid	24.2	23.8

Non-cash investing and financing activities
Issuance of common stock for acquisition of business	$—	$22.0
Issuance of common stock for settlement of earnout liability	—	13.2
Capital expenditures in accounts payable	3.0	6.8
Dividends declared not yet paid	10.2	8.8
Increase in lease assets in exchange for lease liabilities:
Operating leases	5.6	17.2
Financing leases	2.4	2.5

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Towable RV
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	August 26, 2023	% of Revenues(1)	August 27, 2022	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$341.4		$494.2		$(152.7)	(30.9)%
Adjusted EBITDA	42.7	12.5%	53.2	10.8%	(10.5)	(19.7)%

	Three Months Ended
Unit deliveries	August 26, 2023	Product Mix(2)	August 27, 2022	Product Mix(2)	Unit Change	% Change
Travel trailer	5,303	68.8%	6,801	65.0%	(1,498)	(22.0)%
Fifth wheel	2,408	31.2%	3,663	35.0%	(1,255)	(34.3)%
Total Towable RV	7,711	100.0%	10,464	100.0%	(2,753)	(26.3)%

	Year Ended
	August 26, 2023	% of Revenues(1)	August 27, 2022	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$1,415.3		$2,597.4		$(1,182.1)	(45.5)%
Adjusted EBITDA	172.1	12.2%	383.6	14.8%	(211.5)	(55.1)%

	Year Ended
Unit deliveries	August 26, 2023	Product Mix(2)	August 27, 2022	Product Mix(2)	Unit Change	% Change
Travel trailer	21,352	68.8%	40,739	68.1%	(19,387)	(47.6)%
Fifth wheel	9,701	31.2%	19,125	31.9%	(9,424)	(49.3)%
Total Towable RV	31,053	100.0%	59,864	100.0%	(28,811)	(48.1)%

	August 26, 2023	August 27, 2022	$ Change(1)	% Change(1)
Backlog(3)
Units	5,111	14,588	(9,477)	(65.0)%
Dollars	$208.1	$576.5	$(368.4)	(63.9)%
Dealer Inventory
Units	16,744	22,797	(6,053)	(26.6)%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Percentages may not add due to rounding differences.
(3)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Motorhome RV
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	August 26, 2023	% of Revenues(1)	August 27, 2022	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$317.7		$555.8		$(238.1)	(42.8)%
Adjusted EBITDA	22.4	7.0%	77.4	13.9%	(55.0)	(71.1)%

	Three Months Ended
Unit deliveries	August 26, 2023	Product Mix(2)	August 27, 2022	Product Mix(2)	Unit Change	% Change
Class A	408	25.7%	636	19.3%	(228)	(35.8)%
Class B	612	38.5%	1,859	56.5%	(1,247)	(67.1)%
Class C	570	35.8%	796	24.2%	(226)	(28.4)%
Total Motorhome RV	1,590	100.0%	3,291	100.0%	(1,701)	(51.7)%

	Year Ended
	August 26, 2023	% of Revenues(1)	August 27, 2022	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$1,560.1		$1,911.2		$(351.1)	(18.4)%
Adjusted EBITDA	142.0	9.1%	238.0	12.5%	(96.0)	(40.3)%

	Year Ended
Unit deliveries	August 26, 2023	Product Mix(2)	August 27, 2022	Product Mix(2)	Unit Change	% Change
Class A	2,142	25.5%	2,640	21.9%	(498)	(18.9)%
Class B	3,845	45.8%	6,748	56.0%	(2,903)	(43.0)%
Class C	2,407	28.7%	2,670	22.1%	(263)	(9.9)%
Total Motorhome RV	8,394	100.0%	12,058	100.0%	(3,664)	(30.4)%

	August 26, 2023	August 27, 2022	Change(1)	% Change(1)
Backlog(3)
Units	3,828	12,024	(8,196)	(68.2)%
Dollars	$688.6	$1,687.6	$(999.0)	(59.2)%
Dealer Inventory
Units	4,068	3,824	244	6.4%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Percentages may not add due to rounding differences.
(3)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Marine
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	August 26, 2023	% of Revenues(1)	August 27, 2022	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$96.4		$122.1		$(25.6)	(21.0)%
Adjusted EBITDA	10.3	10.6%	17.5	14.3%	(7.3)	(41.4)%

	Three Months Ended
Unit deliveries	August 26, 2023	August 27, 2022	Unit Change	% Change
Boats	1,162	1,580	(418)	(26.5)%

	Year Ended
	August 26, 2023	% of Revenues(1)	August 27, 2022	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$469.7		$425.3		$44.4	10.5%
Adjusted EBITDA	60.5	12.9%	60.8	14.3%	(0.3)	(0.6)%

	Year Ended
Unit deliveries	August 26, 2023	August 27, 2022	Unit Change	% Change
Boats	5,714	5,692	22	0.4%

	August 26, 2023	August 27, 2022	Change(1)	% Change(1)
Backlog(2)
Units	2,545	3,595	(1,050)	(29.2)%
Dollars	$194.7	$314.7	$(120.0)	(38.1)%
Dealer Inventory(3)
Units	3,376	2,077	1,299	62.5%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.
(3)    Due to the nature of the Marine industry, this amount includes a higher proportion of retail sold units than our other segments.

Winnebago Industries, Inc.
Non-GAAP Reconciliation
(Unaudited and subject to reclassification)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles diluted earnings per share to Adjusted diluted earnings per share:

	Three Months Ended		Year Ended
	August 26, 2023	August 27, 2022	August 26, 2023	August 27, 2022
Diluted earnings per share(1)	$1.28	$2.61	$6.23	$11.84
Acquisition-related costs(2)	0.06	0.02	0.21	0.16
Litigation reserves(2)	(0.01)	0.08	(0.01)	0.20
Amortization(2)	0.16	0.17	0.50	0.89
Non-cash interest expense(2,3)	—	0.12	—	0.46
Contingent consideration fair value adjustment(2)	(0.04)	0.15	0.02	0.89
Tax impact of adjustments(4)	(0.04)	(0.13)	(0.17)	(0.63)
Impact of convertible notes - other(5)	0.18	—	0.90	—
Adjusted diluted income per share(6)	$1.59	$3.02	$7.67	$13.81
(1)    In Fiscal 2022 and Fiscal 2023, respectively, we utilized the treasury stock method and the if-converted method for calculating the dilutive impact of our convertible notes in the calculation of diluted earnings per share.
(2)    Represents a pre-tax adjustment.
(3)    Non-cash interest expense associated with the convertible notes issued related to our acquisition of Newmar. In Fiscal 2023, due to the adoption of Accounting Standards Update (ASU) 2020-06, non-cash interest expense will no longer be recognized.
(4)    Income tax charge calculated using the statutory tax rate for the U.S. of 24.1% and 24.2% for Fiscal 2023 and Fiscal 2022, respectively.
(5)    In Fiscal 2022, this represents the dilution of convertible notes which is economically offset by a call spread overlay that was put in place upon issuance. In Fiscal 2023, as a result of the adoption of ASU 2020-06, the convertible notes are assumed to be converted into common stock at the beginning of the reporting period, and interest expense is excluded, both of which impact the calculation of reported diluted earnings per share.
(6)    Per share numbers may not foot due to rounding.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA:

	Three Months Ended		Year Ended
(in millions)	August 26, 2023	August 27, 2022	August 26, 2023	August 27, 2022
Net income	$43.8	$82.6	$215.9	$390.6
Interest expense, net	4.1	10.2	20.5	41.3
Provision for income taxes	10.9	27.9	63.3	124.1
Depreciation	8.3	7.2	29.2	24.2
Amortization	5.7	5.2	17.7	29.4
EBITDA	72.8	133.1	346.6	609.6
Acquisition-related costs	1.9	0.6	7.5	5.2
Litigation reserves	(0.4)	2.6	(0.4)	6.6
Contingent consideration fair value adjustment	(1.4)	4.7	0.6	29.4
Non-operating loss (income)	—	(1.8)	0.4	(1.9)
Adjusted EBITDA	$72.9	$139.2	$354.7	$648.9

The following table reconciles net cash provided by operating activities to consolidated free cash flow:

	Three Months Ended	Year Ended
(in millions)	August 26, 2023	August 26, 2023
Net cash provided by operating activities	$138.1	$294.5
Purchases of property, plant, and equipment	(15.2)	(83.2)
Free cash flow	$122.9	$211.3

Non-GAAP performance measures of Adjusted diluted earnings per share, EBITDA, Adjusted EBITDA, and free cash flow have been provided as comparable measures to illustrate the effect of non-recurring transactions occurring during the reported periods and to improve comparability of our results from period to period. Adjusted diluted earnings per share is defined as diluted earnings per share adjusted for after-tax items that impact the comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense and other pretax adjustments made in order to present comparable results from period to period. Free cash flow is defined as net cash provided by operating activities less purchases of property, plant, and equipment. Management believes Adjusted diluted earnings per share and Adjusted EBITDA provide meaningful supplemental information about our operating performance because these measures exclude amounts that we do not consider part of our core operating results when assessing our performance. Management believes free cash flow is a useful measure of liquidity and an indication of our ability to generate cash from normal business activities.

Management uses these non-GAAP financial measures (a) to evaluate historical and prospective financial performance and trends as well as assess performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our Board of Directors to enable our Board of Directors to have the same measurement basis of operating performance as is used by management in its assessments of performance and in forecasting and budgeting for the Company; (d) to evaluate potential acquisitions; and (e) to ensure compliance with restricted activities under the terms of our ABL credit facility and outstanding notes. Management believes these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.